Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this registration statement on Form S-1/A Post-Effective Amendment No. 3 of DelMar Pharmaceuticals, Inc. of our report dated September 3, 2015, except for the disclosure and effects of the matters described in Note 2, as to which the date is November 16, 2015 relating to the financial statements of DelMar Pharmaceuticals, Inc., which appears in the Form S-1/A Post-Effective Amendment No. 3. We also consent to the references to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

November 20, 2015